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                            MEDICAL DISCOVERIES, INC.
                           1338 S. Foothill Drive #266
                           Salt Lake City, Utah 84108






                                  May 24, 2006



VIA EDGAR AND FACSIMILE
-----------------------

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attn:  Jeffrey P. Riedler, Assistant Director

     Re:  Medical Discoveries, Inc. (the "Company")
          Registration Statement on Form SB-2
          (File No. 333-121635)
          -----------------------------------------

Ladies and Gentlemen:

          Pursuant to Rule 461 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, the undersigned hereby respectfully requests that the effective date of the above-referenced Registration Statement be accelerated to Friday, May 26, 2006 at 5:00 p.m. (Eastern time), or as soon thereafter as practicable.

               The Company acknowledges that:

     - should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

     - the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

     - the company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


                             Signature page follows




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May 24, 2006
Page 2


                                     Very truly yours,


                                     MEDICAL DISCOVERIES, INC.



                                     By: /s/ Judy M. Robinett
                                         --------------------
                                         Judy M. Robinett
                                         President and
                                         Chief Executive Officer

cc: Stephen R. Drake